Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-283567, 333-283567-01 and 333-283567-02

Free Writing Prospectus dated October 1, 2025

$794,408,000(1)

Series 2025-2 Asset Backed Notes

Ford Credit Floorplan Master Owner Trust A

Issuing Entity or Trust

Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Depositors	Ford Motor Credit Company LLC Sponsor and Servicer

The depositors have prepared a prospectus which describes the Series 2025-2 notes to be issued by the trust. You should review the prospectus in its entirety before deciding to purchase any of the notes offered under the prospectus.

Ratings

The depositors expect that the Series 2025-2 notes will receive the indicated ratings from the nationally recognized statistical rating organizations the sponsor has hired to rate the Series 2025-2 notes listed below.

	Moody’s	S&P
Class A-1 notes	Aaa(sf)	AAA(sf)
Class A-2 notes	Aaa(sf)	AAA(sf)
Class B notes	Aa1(sf)	AA(sf)
Class C notes(2)	Aa3(sf)	NR
Class D notes(2)	A1(sf)	NR

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(1)	The aggregate offering amount may be increased or decreased at or before the time of pricing.

(2)	The Class C and Class D notes are not being offered by the prospectus.

BofA Securities	J.P. Morgan	SOCIETE GENERALE
Citigroup	Mizuho	SMBC Nikko

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The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-294-1322.